                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [x]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [x]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                              I-SECTOR CORPORATION
                (Name of Registrant as specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [x]   No fee required
     [ ]   Fee computed on table below per Exchange Act Rules
           14a-6(i)(4) and 0-11.

            (1) Title of each class of securities to which the transaction applies:
                  _____________________________________________

            (2)   Aggregate number of securities to which the transaction
                  applies:
                  _____________________________________________

            (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  _____________________________________________

            (4)   Proposed maximum aggregate value of the transaction:
                  _____________________________________________

            (5)   Total fee paid:
                  _____________________________________________

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

           (1)       Amount previously paid: ___________________________________
           (2)       Form, Schedule or Registration Statement No.: _____________
           (3)       Filing Party: _____________________________________________
           (4)       Date Filed: _______________________________________________

                              I-SECTOR CORPORATION

                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 16, 2004

      Notice is hereby given that the annual meeting of the holders of common stock of I-Sector Corporation, a Delaware corporation (the "Company"), will be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Thursday, December 16, 2004, at 10:00 AM, Central Standard Time, and any adjournment or postponement thereof, for the following purposes:

      1. To elect four (4) nominees to the board of directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

      2. To consider and approve an amendment of the I-Sector Corporation Incentive Plan (the "Plan"), to, among other matters, increase the number of shares of common stock reserved for issuance under the Plan from 600,000 shares of common stock to 900,000 shares of common stock; and

      3. To consider and act upon such other business as may properly be presented at the annual meeting or any adjournments or postponements thereof.

      The board of directors has fixed the close of business on November 26, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A stockholders' list will be available commencing ten days prior to the annual meeting, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 6401 Southwest Freeway, Houston, Texas 77074.

      Your vote is important. Whether or not you plan to attend the annual meeting in person, we request that you sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                     By Order of the Board of Directors,

                                     /s/ Jeffrey A. Sylvester
                                     ---------------------------------
                                     Jeffrey A. Sylvester
                                     Secretary

                                     December 1, 2004

                              I-SECTOR CORPORATION
                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074

                                 PROXY STATEMENT

      This proxy statement and the enclosed proxy card are first being mailed to the stockholders of I-Sector Corporation, a Delaware corporation (the "Company"), commencing on or about December 1, 2004, in connection with the solicitation by the board of directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of stockholders to be held at the offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on Thursday, December 16, 2004 at 10:00 a.m., Central Standard Time and at any adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying notice.

      A stockholder may revoke a proxy by:

      (1)   delivering to the Company written notice of revocation;

      (2)   delivering to the Company a signed proxy of a later date; or

      (3)   appearing at the Meeting and voting in person.

      Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

      As of November 26, 2004, the record date for the determination of stockholders entitled to vote at the Meeting (the "Record Date"), there were outstanding and entitled to vote 5,177,154 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). The Common Stock is the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the Meeting. Holders of a majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business. Stockholders who are present at the Meeting in person or by proxy and who abstain, as well as proxies relating to shares held in "street name" that are marked as "not voted" ("broker non-votes"), will be treated as present for purposes of determining whether a quorum is present.

      If a quorum is not obtained, the Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, and, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Meeting (except for any proxies which have theretofore been revoked).

      Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. As to any other matter that may properly be presented at the meeting, the persons named on the proxy card will vote according to their best judgment.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

GENERAL INFORMATION

      At the Meeting, four (4) nominees are to be elected to the Board of Directors. If elected, each director will hold office until the next annual meeting of stockholders or until his successor is elected and qualifies.

      The persons named as proxies in the accompanying proxy will vote for the election of the nominees named below to the Board of Directors unless authority is withheld. Messrs. Long, Chadwick and Cartwright have previously been elected directors by the stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the Board of Directors. However, the Board of Directors is not aware of any circumstances that would prevent any nominee from serving if elected.

APPROVAL AND REQUIRED VOTE

      The four nominees for election as directors at the Meeting who receive the greatest number of votes cast by the holders of shares of common stock present, in person or by proxy, will be the duly elected directors of the Company. Broker non-votes and abstentions will not have any effect on the outcome of the election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL FOUR NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

NOMINEES FOR DIRECTOR

      Set forth below is certain information regarding the nominees for election to the Board of Directors:

      James H. Long, age 46, is the Company's founder and has served as the Chairman of the Board and Chief Executive Officer since its inception in 1983. Mr. Long also served as its President through December 2003. Prior to founding I-Sector, Mr. Long served with the United States Navy in a technical position and was then employed by IBM in a technical position.

      Donald R. Chadwick, age 60, has served as a member of the Board of Directors since September 1996. He served as Secretary from February 1992 to August 2002 and served as Chief Financial Officer of the Company from February 1992 until December 1999. As Chief Financial Officer, his duties included supervision of finance, accounting and controller functions.

      John B. Cartwright, age 57, has served as a member of the Board of Directors since August 2001. He has been the owner of John B. Cartwright & Associates, a Certified Public Accounting firm, since 1990. From 1973 to 1990, Mr. Cartwright was the managing partner or managing stockholder of Cartwright, Matthews, Gonsoulin & Bradley, PC, Cartwright, Matthews & Gonsoulin, a Partnership and Cartwright & Matthews, a Partnership. From 1969 to 1973 Mr. Cartwright was an Audit Supervisor of Touche Ross & Co., (now Deloitte & Touche
LLP) in Houston. Mr. Cartwright is a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants, Houston Chapter of the Texas Society of Certified Public Accountants, and the past President of the Houston Chapter of the Community Associations Institute.

      Cary M. Grossman, age 50, is hereby nominated for the first time to serve on the board of directors. Since April 2004, Mr. Grossman has been involved in the management of, and currently serves as the Vice President and Chief Financial Officer, and as a director, of, Sand Hill IT Security Acquisition Corp., a special purpose acquisition fund. From 2002 until 2003, he served as Executive Vice President and Chief Financial Officer at US Liquids, Inc., an AMEX listed environmental services company. Mr. Grossman left US Liquids, Inc. in 2003 as a result of the acquisition of three of its businesses by a private equity firm and was President and Chief Executive Officer of the acquiring company, ERP Environmental Services, until November 2003. From 1997 until 2002, Mr. Grossman served Pentacon, Inc., a NYSE listed provider of inventory management services and distributor of components to Fortune 500 original equipment manufacturers, as a board member and in several senior executive positions including: Chairman of the Board of Directors, Acting Chief Financial Officer (2001-2002) and Lead Director (1998-2001). From 1991 until 2002, Mr. Grossman was the Managing Partner of McFarland, Grossman & Company, Inc., an investment banking and financial advisory firm he co-founded in 1991. Prior to that, Mr. Grossman practiced public accounting for 15 years. He earned a Bachelor of Business Administration in Accounting from The University of Texas, and is a Certified Public Accountant.

            BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

BOARD AND COMMITTEE MEETINGS

      During 2003, the Board of Directors convened two special meetings and four regularly scheduled meetings, the audit committee (the "Audit Committee") held two special meetings and four regularly scheduled meetings, and the compensation committee (the "Compensation Committee") met once. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of the Board to which he belonged.

      During 2003, and through November 3, 2004, each director who was not an employee of the Company was paid $1,000 for each Board and Audit Committee meeting they attended and $500 for each Compensation Committee meeting they attended, plus reasonable out-of-pocket expenses incurred to attend the meetings. The chairperson of the Audit Committee was paid $2,000 for each meeting attended. In addition, each non-employee director was entitled to receive stock options pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"). Upon election to the Board, each independent director received options to purchase 5,000 shares of Common Stock. Upon re-election to the Board, each independent director received options to purchase 5,000 shares of Common Stock. All options granted to directors during 2003 vested immediately. All options granted to directors had an exercise price equal to the fair market value of a share of Common Stock on the date of grant and expire ten years after the date of grant (subject to earlier termination). Options granted to directors are subject to early termination on the occurrence of certain events, including ceasing to be a member of the Board of Directors (other than by death). During 2003, options to acquire 15,000 shares of Common Stock were granted to independent directors.

      Effective November 3, 2004, the Company increased the cash component of compensation for independent board members. This increase was made due to the increased size and complexity of the Company, increased requirements of Board members following and related to the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and in order to attract the best possible talent to the Board of Directors. Beginning on November 3, 2004, each non-employee director receives a quarterly retainer of $3,000, plus $1,000 for each Board and Audit Committee meeting they physically attend and $500 for each Compensation Committee meeting they attend, as well as reasonable out-of-pocket expenses incurred to attend the meetings. In addition, the chairperson of the Audit Committee receives an additional $4,000 quarterly retainer. For telephonic board meetings lasting more than one hour, each board member in attendance receives $500, and for telephonic board meetings lasting less than one hour, each board member is paid $300. An additional $1,000 per special committee meeting is paid to any director that is serving as the chairperson of such special committee.

      Through December 2003, the Company met the requirements of the "Controlled Company" exemption under Section 801(a) of the American Stock Exchange Company Guide (the "AMEX" and the "Guide"). However, as of May 2004, when the Company completed a public offering of its common stock, the Company is no longer able to use this exception and must comply with certain additional requirements under the Guide, including those requiring independence. As such, the Board has determined that a majority of the Board of Directors are independent, as defined in Section 121A of the Guide.

      The Board of Directors does not have a nominating committee or other committee performing a similar function. Historically, the entire Board has selected nominees for election as directors. It is the practice of the Board to require unanimous approval by directors for the selection of director nominees. All of the members of the Board of Directors meet the independence requirements under the listing standards of the American Stock Exchange.

      The Board of Directors will solicit and receive recommendations from other members of the Board, senior executives, individuals personally known to members of the Board and third party search firms, as appropriate. Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates.

      In order to be considered for membership on the Board of Directors, a candidate should possess, at a minimum, the following qualifications:

      -     high personal and professional ethics and integrity;

      -     commitment to representing the long-term interests of stockholders;

      -     objective, practical and mature judgment; and

      - willingness to understand the business of the Company and to devote adequate time to carry out the duties of a director.

These factors, and other qualifications considered useful by the Board of Directors, are reviewed in the context of an assessment of the perceived needs of the Company and the Board at a particular moment in time.

      The Board of Directors will evaluate nominees of stockholders using the same criteria as it uses in evaluating other nominees to the Board. A stockholder seeking to recommend a prospective nominee for consideration by the Board of Directors may submit the nominee's name and qualifications to the Company by mailing it to the address listed below under "Communicating with the Board of Directors."

      Effective as of November 2, 2004 (the "Resignation Date"), Kevin M. Klausmeyer resigned as a member of the Board of Directors. As discussed below, Mr. Klausmeyer served on the Audit Committee and Compensation Committee and was Chairman of the Audit Committee. Donald R. Chadwick has been appointed as interim Chairman of the Audit Committee.

      The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee.

      Audit Committee. During 2003 and through the Resignation Date, the Audit Committee was composed of Messrs. Chadwick, Cartwright and Klausmeyer, all of whom are independent directors under the rules of the AMEX. The Board previously determined that Mr. Klausmeyer was qualified as an audit committee financial expert within the meaning of SEC regulations and has accounting and related financial management expertise within the listing standards of the Guide. After Mr. Grossman is elected to the Board at the upcoming stockholder's meeting, the Board intends to appoint Mr. Grossman to replace Mr. Klausmeyer on the Audit Committee and intends to appoint him as the chairman of the Audit Committee. Additionally, the Board has determined that Mr. Grossman is qualified as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission (the "SEC") and has accounting and related financial management expertise within the listing standards of the Guide. The functions of the Audit Committee are set forth in the federal securities laws, the rules of the AMEX and a written charter adopted by the Board of Directors and include, but are not limited to:

      1. reviewing the financial reports and other financial and related information provided by the Company to any governmental body or the public;

      2. reviewing the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

      3. reviewing the Company's auditing, accounting and financial reporting processes generally;

      4. the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company, including resolution of disagreements between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report; and

      5. approving audit services and most non-audit services provided by the Company's independent auditors.

      Compensation Committee. During 2003 and through the Resignation Date, the Compensation Committee was composed of Messrs. Chadwick, Klausmeyer and Cartwright, all of whom are non-employee directors and are independent directors under the rules of the AMEX. After the upcoming stockholder's meeting, the Board intends to appoint Mr. Grossman to replace Mr. Klausmeyer on the Compensation Committee. The functions of the Compensation Committee include:

      1. reviewing and making recommendations regarding the compensation of the Company's executive officers; and

      2. administering and making awards under the Company's compensation plans.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

      The Board of Director's policy regarding director attendance at the annual meeting is that they are welcome to attend, and the Company will make appropriate arrangements for directors that choose to attend. In 2003, Mr. Long and Mr. Chadwick attended the annual meeting.

COMMUNICATING WITH THE BOARD OF DIRECTORS

      Any stockholders who desire to contact the Board or specific members of the Board may do so by writing to: Board of Directors, I-Sector Corporation, 6401 Southwest Freeway, Houston, Texas 77074.

                               EXECUTIVE OFFICERS

      The Company's executive officers serve until resignation or removal by the Board of Directors. Set forth below is certain information about the Company's executive officers.

      James H. Long - See Nominees for Director.

      Mark T. Hilz, age 46, was appointed as the Company's President and Chief Operating Officer in December 2003. Mr. Hilz' responsibilities include management of the Company's operations including the operations of its subsidiaries, Internetwork Experts, Inc. ("INX"), Stratasoft, Inc. ("Stratasoft") and Valerent, Inc. ("Valerent"). Mr. Hilz has also served as the President of INX since its founding in July 2000. Mr. Hilz served on the Board of Directors from April 1999 until June 2001. From January 1999 to June 2000, Mr. Hilz was Vice President of Project Development at Mathews Southwest, LLC, Inc., a real estate investment and development firm headquartered in Dallas. From 1998 to July 2000, Mr. Hilz was one of the Company's directors and the Chief Executive Officer of Nichecast, Inc., a privately held Internet services company. From July 1990 to July 1998 Mr. Hilz was the founder, President and Chief Executive Officer of PC Service Source, Inc., a publicly held distributor of personal computer hardware for the repair industry. Before that, Mr. Hilz was founder, President and Chief Executive Officer of Hilz Computer Products, Inc., a privately held wholesale computer products distributor.

      William R. Hennessy, age 45, has served as the President of Stratasoft since January 1996. Mr. Hennessy's responsibilities include the general management of the operations of Stratasoft. From July 1991 to January 1996, Mr. Hennessy was employed by Inter-Tel, Incorporated, a publicly held telephone systems manufacturer and sales and service company, where he served as the Director of MIS and the Director of Voice and Data Integration for the central region.

      Frank Cano, age 39, has served as the President of Valerent since November 2002. Mr. Cano's responsibilities include the general management of the operations of Valerent. From May 2000 to May 2002, Mr. Cano served as a Division President of Amherst Southwest, LLP. Prior to that, Mr. Cano held various positions in the Company including serving as the President of its former computer products division, as its Senior Vice President, Branch Operations and as its Branch Manager for the Dallas-Fort Worth office. Mr. Cano is the brother-in-law of Mr. Long.

      Jeffrey A. Sylvester, age 49, was appointed as Controller of the Company in December 2003 and has responsibility for supervision of its accounting and reporting functions. From March 2001 until September 2003, Mr. Sylvester was with Balli Klockner, Inc., headquartered in Houston, Texas, where he served as Chief Financial Officer for the North American operations. From September 2000 to March 2001, Mr. Sylvester was the Corporate

Controller of Henley Healthcare, Inc., headquartered in Sugar Land, Texas. From 1995 to 2001, Mr. Sylvester served in various accounting and management positions, including Controller, Regional Controller and Division President for Master Graphics, Inc. headquartered in Memphis, and its Houston division Technigrafiks. Mr. Sylvester is a Certified Public Accountant.

      Timothy J. Grothues, age 56, has been Treasurer of the Company since November 2003. From November 2001 to November 2003, he was the Company's Assistant Controller. His responsibilities include the treasury and risk management functions. From January 1998 to November 2001, Mr. Grothues was a private investor. For the eighteen years prior to that, Mr. Grothues was the Chief Financial Officer of Blackburn Group, Inc., a privately held industrial construction company specializing in the petroleum and petrochemical industries.

      Paul Klotz, age 42, has served as the Vice President and Chief Operating Officer of INX since August 2000. Mr. Klotz' responsibilities include the operations management of INX. From 1997 to July 2000, Mr. Klotz was the Vice President of Marketing of PC Service Source. Before that, Mr. Klotz served as the Vice President of Acme Keystone, a privately held consumer products manufacturing company.

FAMILY RELATIONSHIPS

      James H. Long and Frank Cano are brothers-in-law. There are no other family relationships among any of the directors and executive officers of the Company.

                             AUDIT COMMITTEE REPORT

      The Audit Committee has furnished the following report on its activities for the year 2003:

            The Audit Committee exists to provide independent, objective oversight of the Company's accounting functions and internal controls. Under the rules of the American Stock Exchange, all of the members of the Audit Committee are independent. The Audit Committee operates under a written charter adopted by the Board of Directors on August 15, 2001. The Audit Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules, proposed and adopted, of the Securities and Exchange Commission and the listing standards of the American Stock Exchange regarding audit committee procedures and responsibilities. Although the Audit Committee's existing procedures and responsibilities generally complied with the requirements of these rules and standards, the Board of Directors has adopted amendments, including in July 2003, to the Audit Committee's charter to voluntarily implement certain of the rules and to make explicit its adherence to others. A copy of the amended charter is attached to this proxy statement as Appendix A.

            The Audit Committee met quarterly in 2003 and has held discussions with management and Grant Thornton, LLP ("Grant Thornton"), the Company's independent auditors, regarding the audited financial statements for the year ended December 31, 2003. The Audit Committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to quality, not just the acceptability, of the Company's accounting functions and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) and by the Statement of Auditing Standards No. 90 (Audit Committee Communications).

            In addition, the Audit Committee has received a written statement from Grant Thornton describing all relationships between the independent auditors and the Company that may impact their objectivity and independence as required by Independence Standards Board Standard No. 1 and has discussed with Grant Thornton matters relating to its independence, including review of audit and non-audit fees and any relationships that may impair its independence and satisfied itself as to their independence.

            Based on the foregoing, the Audit Committee of the Company has recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                            THE AUDIT COMMITTEE

                                            Kevin Klausmeyer, Chairman
                                            Donald R. Chadwick
                                            John B. Cartwright

                              INDEPENDENT AUDITORS

CHANGE OF INDEPENDENT AUDITORS

      As previously disclosed, on June 5, 2003, the Company dismissed Deloitte & Touche, LLP ("Deloitte") as its independent auditors and engaged Grant Thornton LLP ("Grant Thornton"). The Audit Committee approved the decision to change independent auditors.

      In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 2002, and the subsequent interim period through June 5, 2003, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. In the unaudited interim periods ended March 31, 2003 and through June 5, 2003, there were no disagreements with Deloitte on any matter of accounting principles or practices or financial statement disclosure. The audit report of Deloitte on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2002 and the subsequent interim period prior to engaging Grant Thornton, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the fiscal years ended December 31, 2002 and the subsequent interim period prior to engaging Grant Thornton, neither the Company nor anyone on its behalf consulted with Grant Thornton regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company by Grant Thornton that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

      In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 2003, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. In the unaudited interim periods ended June 30, 2003 and September 30, 2003, and through December 31, 2003, there were no disagreements with Grant Thornton on any matter of accounting principles or practices or financial statement disclosure. The audit report of Grant Thornton on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

PRINCIPAL ACCOUNTING FIRM FEES

      The following information sets forth the aggregate fees billed or to be billed by Grant Thornton and Deloitte for services performed for the fiscal year 2003 and fees billed by Deloitte for the fiscal year 2002. The Audit Committee has reviewed the audit and non-audit fees that the Company paid to the independent auditors for purposes of considering whether such fees are compatible with maintaining the auditor's independence. Under the

SEC's new rule on auditor independence, which is effective for the first fiscal year ending after December 15, 2003 and was adopted as a result of implementing Sarbanes-Oxley, fees would be categorized as follows:

      Audit Fees. Estimated fees billed for services rendered by Grant Thornton for the audit of the Company's financial statements included in its annual report and the reviews of financial statements included in its quarterly reports were $95,500 for 2003. Fees billed for services rendered by Deloitte for the audit of the financial statements included in the Company's annual report and the reviews of financial statements included in its quarterly reports were $144,799 for 2002 and $8,500 for 2003.

      Audit-Related Fees. The Company did not retain Grant Thornton or Deloitte for any audit-related services in 2002 or 2003 and there were no fees for audit-related services during those years.

      Tax Fees. Aggregate fees billed for tax services related to the preparation of the Company's annual corporate tax returns rendered by Grant Thornton were $17,700 for 2003. Aggregate fees billed for tax services related to the preparation of the Company's annual corporate tax returns rendered by Deloitte were $14,300 for 2002.

      All Other Fees. The aggregate fees billed by Grant Thornton for services rendered to the Company, other than the services described above, for the year ended December 31, 2003 were $230,325, which consists of $46,000 for assistance with a response to an SEC comment letter, $183,500 for fees incurred in connection with the prospectus for a secondary offering, and $825 for accounting research and discussions relating to the accounting for certain employee benefit matters. The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above, for the year ended December 31, 2003 were $112,705, which consists of $40,945 for assistance with a response to an SEC comment letter, $63,590 for fees incurred in connection with the prospectus for a secondary offering, $5,000 for successor audit review, $650 for successor tax review and $2,520 for accounting research and discussions relating to SAS 57.

      The Audit Committee must now pre-approve all audit and most non-audit services that are received from its independent auditors. This pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the committee's next meeting. Approvals of non-audit services will be publicly disclosed in the Company's periodic reports filed with the SEC. Representatives of Grant Thornton are expected to be in attendance at the Meeting.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

I-SECTOR COMMON STOCK

      The following table sets forth information regarding the beneficial ownership of the Common Stock as of the Record Date by:

      - each person, or group of affiliated persons, known by the Company to be the beneficial owner of more than 5% of its outstanding common stock;

      -     each of the Company's directors;

      - each executive officer named in the summary compensation table below; and

      -     all of the Company's directors and executive officers as a group.

       AMOUNT AND NATURE OF                                                 PERCENT
     NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP (1)             OF CLASS
----------------------------------    ------------------------             --------
James H. Long.....................        1,997,430 (2)                      35.2%
Donald R. Chadwick................           32,386 (3)                         *
Kevin Klausmeyer..................            6,250 (4)                         *
William R. Hennessey..............          115,000 (5)                       2.0%
John B. Cartwright................           15,200 (6)                         *
Mark T. Hilz......................           32,000 (7)                         *
Paul Klotz .......................           25,000 (8)                         *
All officers and directors........        2,358,095 (9)                      41.5%

-----------
*Less than 1%

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares the named person has the right to acquire within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) Includes 2,400 shares that may be acquired upon exercise of currently exercisable options.

(3) Includes 12,686 shares that may be acquired upon exercise of currently exercisable options and 200 shares owned by his minor children for which Mr. Chadwick disclaims beneficial ownership.

(4) Includes 6,250 shares that may be acquired upon exercise of currently exercisable options.

(5) Includes 98,000 shares that may be acquired upon exercise of currently exercisable options and 2,000 shares owned by his children, one of which is a minor, for which Mr. Hennessey disclaims beneficial ownership.

(6) Includes 15,000 shares that may be acquired upon exercise of currently exercisable options.

(7) Includes 32,000 shares that may be acquired upon exercise of currently exercisable options.

(8) Includes 25,000 shares that may be acquired upon exercise of currently exercisable options.

(9) Includes 262,205 shares that may be acquired upon exercise of currently exercisable options.

The following table sets forth, as of the Record Date, the address and number of shares and percentage of Common Stock owned by each stockholder of the Company that owns 5% or more of the outstanding Common Stock.

            NAME AND ADDRESS                   AMOUNT AND NATURE              PERCENT
           OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP          OF CLASS
------------------------------------        -----------------------          --------
James H. Long (1)...................               1,997,430                   35.2%
 6401 Southwest Freeway
 Houston, Texas 77074

(1) Includes 2,400 shares that may be acquired upon exercise of currently exercisable options.

INTERNETWORK EXPERTS COMMON STOCK

      As of the Record Date, the Company owns 92.4% of the issued and outstanding common stock of INX. The following table sets forth information regarding the beneficial ownership of the common stock of INX as of the date of this proxy statement by:

      -     each of the Company's directors;

      - each executive officer named in the summary compensation table above; and

      -     all of the Company's directors and executive officers as a group.

      Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common stock of INX owned by them.

                                              AMOUNT AND NATURE OF          PERCENT
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP (1)        OF CLASS
------------------------                    ------------------------        --------
Mark T. Hilz........................            2,220,000 (2)                 7.6%
Paul Klotz..........................              498,333 (3)                 1.7%
All officers and directors..........            5,077,105 (4)                17.5%

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares the named person has the right to acquire within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) Includes 2,200,000 shares that may be acquired upon exercise of currently vested options. This amount does not include an additional 2,180,000 shares of the common stock of INX that may be issued upon exercise of options that vest in the future. All such options, except 300,000 vested options, are also subject to the further condition to exercise described in "Internetwork Experts Stock Options" below.

(3) Includes 498,333 shares that may be acquired upon exercise of currently vested options. This amount does not include an additional 576,667 shares of the common stock of INX that may be issued upon exercise of options that vest in the future.

(4) This amount does not include an additional 3,652,350 shares of the common stock of INX that may be issued upon exercise of options that vest in the future.

                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee has furnished the following report on executive compensation for fiscal year 2003:

            The Compensation Committee met once in 2003. The base compensation of executive officers during 2003 was continued under compensation arrangements existing from 2002. The Committee's policies and those compensation arrangements are described below:

            The Compensation Committee establishes compensation for executive officers based on performance goals related to the area for which they are responsible while also taking into consideration the ability to reward executive officers who contribute to the overall success of the Company. The following characteristics are factored into the compensation policies.

            1. The Company seeks to pay competitive salaries in order to attract and retain the best people.

            2. Executive officer rewards are based on the level of performance attained by the individual measured by the performance of the subsidiary or department for which they are responsible. Awards in the finance area of the Company are based on qualitative performance objectives.

            3. At the beginning of the performance cycle, quarterly and annual objectives are set for each officer. At the end of each performance cycle, the level of achievement of the objectives are measured and used as the basis for decisions on merit increases, bonus awards and stock option grants. The CEO conducts the review and makes recommendations to the Compensation Committee accordingly.

            In 2003, Mark T. Hilz, currently President and Chief Operating Officer of the Company as well as President of Internetwork Experts, Inc. was granted options to purchase 300,000 common shares of Internetwork Experts, Inc. at an exercise price of $0.25 per share to vest immediately as compensation for his personal guarantee of the Textron credit facility.

            Chief Executive Officer Compensation: James H. Long has served as Chief Executive Officer of the Company since its inception until December 2003, and as President until

      December 2003. During 2003, Mr. Long's compensation consisted of a base salary plus options to purchase 1.2 million common shares of Internetwork Experts, Inc. at an exercise price of $0.25 per share to vest immediately as compensation for his personal guarantee of the Textron credit facility. Because Mr. Long owned in excess of 50% of the common stock of the Company, both Mr. Long and the Compensation Committee agreed that neither a cash bonus nor stock options were necessary to motivate Mr. Long to achieve positive financial results, as Mr. Long will be rewarded along with all other stockholders through the stock price if positive results for the Company are achieved. Thus, at the 2002 Compensation Committee meeting, Mr. Long asked that his base salary be the minimal amount required to meet his immediate cash needs. During the year ended December 31, 2001, without input from the Compensation Committee, Mr. Long voluntarily took a compensation reduction from the salary level set by the Committee at its 2000 meeting. Mr. Long's reduced compensation continued through 2003. In determining Mr. Long's compensation at the 2003 meeting, the Compensation Committee considered Mr. Long's 2002 input as to his minimal immediate cash needs and Mr. Long's input regarding his desire to not receive performance-based compensation other than his financial reward related to his stock ownership appreciation.

                                              THE COMPENSATION COMMITTEE

                                              John B. Cartwright, Chairman
                                              Kevin M. Klausmeyer
                                              Donald R. Chadwick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Klausmeyer, Cartwright and Chadwick, each of whom are or were outside directors during 2003, served on the Compensation Committee in 2003. During 2003, no director or executive officer of the Company served on the compensation committee or the board of directors of any company for which Messrs. Klausmeyer, Cartwright and Chadwick served as executive officers or directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth information about compensation that the Company paid or awarded for services rendered during the fiscal years ended December 31, 2003, 2002 and 2001 to its (i) Chief Executive Officer and (ii) the three most highly compensated executive officers who were serving as executive officers at the end of 2003 and whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                        ANNUAL COMPENSATION                            AWARDS
                                       ----------------------------------------------------    ---------------------
                                                                             OTHER ANNUAL      SECURITIES UNDERLYING
                                                                           COMPENSATION ($)           OPTIONS
      NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS              (1)                   (2)
-------------------------------------  ------    --------      -----       ----------------    ---------------------
James H. Long........................   2003     $121,636                                                   --
Chairman, Chief Executive Officer....   2002      127,690                                                   --
and Chief Financial Officer..........   2001      133,315                                                   --

Mark T. Hilz.........................   2003      200,000       55,120                                  32,000
President and Chief Operating........   2002      185,190                                                   --
Officer..............................   2001      185,190                                                   --

William R. Hennessy..................   2003      125,000       19,063                                  80,000
President,...........................   2002      133,167       59,028                                      --
Stratasoft Inc. .....................   2001       91,162       60,966                                      --

Paul Klotz ..........................   2003      150,000       41,370                                  25,000
Vice President,......................   2002      144,252        7,500                                      --
Internetwork Experts, Inc............   2001      144,854                                                   --

-------------
(1) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.

(2) See "Internetwork Stock Options" for information regarding grants of INX options to the Named Executive Officers.

I-SECTOR STOCK OPTIONS

      The Company has issued stock options to purchase its common stock to its officers, directors and employees. INX has also issued stock options to purchase its common stock to officers, directors and employees of INX. The INX stock option plan and the options issued under such plan are discussed below under the caption "Internetwork Experts Stock Options."

      Options to purchase shares of the Company's common stock may be granted to executive officers and other employees under the 1996 Incentive Stock Option Plan (the "1996 Incentive Plan") and the Plan.

      Options Granted in Last Fiscal Year. The following table sets forth information regarding stock options that the Company granted to each of the Named Executive Officers during the fiscal year ended December 31, 2003. The Company did not grant any stock appreciation rights in the fiscal year ended December 31, 2003.

                                               PERCENT OF
                              NUMBER OF          TOTAL
                              SHARES OF         OPTIONS                              POTENTIAL REALIZABLE     POTENTIAL REALIZABLE
                                COMMON          GRANTED                                VALUE AT ASSUMED         VALUE AT ASSUMED
                                STOCK              TO         EXERCISE               ANNUAL RATE OF STOCK     ANNUAL RATE OF STOCK
                              UNDERLYING       EMPLOYEES      OR BASE                 PRICE APPRECIATION       PRICE APPRECIATION
                               OPTIONS         IN FISCAL       PRICE    EXPIRATION    FOR OPTION TERM 5%      FOR OPTION TERM 10%
           NAME                GRANTED            YEAR       ($/SHARE)     DATE              (3)                      (3)
-------------------------    -----------      -----------    ---------  ----------  ---------------------    --------------------
William R. Hennessy(1)...      50,000          15.4%          $2.70     09/08/2013     $    219,901              $  350,155
William R. Hennessy(1)...      30,000           9.3%           4.14     10/03/2013          202,309                 322,143
Mark T. Hilz(2)..........      32,000           9.9%           4.14     10/03/2013          215,796                 343,619
Paul Klotz(2)............      25,000           7.7%           4.14     10/03/2013          168,591                 268,452

(1) 100% of the options vested as of January 1, 2004, and are currently exercisable. The options expire ten years from the date of grant. Vesting was contingent upon continued employment with the Company. The option is not assignable or transferable otherwise than by will or by the laws of descent and distribution.

(2) Options vested cumulatively as follows: 50% of the shares vested on April 3, 2004 and 50% of the shares vested on October 3, 2004. Vesting was contingent upon continued employment with the Company, or one of its subsidiaries. The options are exercisable at any time after six months from the date of grant, but expire ten years from such date. The option is not assignable or transferable otherwise than by will or by the laws of descent and distribution.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates set by the SEC, and therefore are not intended to forecast future appreciation, if any, in the price of the common stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation assume that the price of the common stock increases to $5.89 and $9.37 per share on a weighted average basis, respectively, over the 10-year term of the options.

      Aggregated Option Exercises and Year-End Option Values. The following table sets forth information regarding option exercises during the fiscal year ended December 31, 2003, as well as the number and total of in-the-money options at December 31, 2003 for each of the Named Executive Officers:

                                                             NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT                IN-THE MONEY OPTIONS AT
                                SHARES                              DECEMBER 31, 2003                      DECEMBER 31, 2003
                             ACQUIRED ON      VALUE          -------------------------------         ----------------------------
            NAME               EXERCISE      REALIZED        EXERCISABLE       UNEXERCISABLE         EXERCISABLE    UNEXERCISABLE
---------------------------  -----------     --------        -----------       -------------         -----------    -------------
James H. Long..............        --        $    --            2,400                --              $    37,632     $      --
William R. Hennessy........        --             --           68,000            30,000                1,066,240       470,400
Mark T. Hilz...............    15,000        109,150               --            32,000                                501,760
Paul Klotz.................        --             --               --            25,000                                392,000

INTERNETWORK EXPERTS STOCK OPTIONS

      The Internetwork Experts, Inc. Incentive Plan (the "INX Plan") was adopted effective July 1, 2000 when INX was formed. The INX Plan was amended, effective December 31, 2003, so that no further grants may be made under this plan in the future. The Company has determined that because INX is a large portion of its total business, all future stock-based compensation for INX officers and employees will be made under I-Sector option plans rather than under the INX Plan.

      Under the INX Plan and related option grant agreements, options typically vest ratably over three to five years. In December 2003, the Company amended option agreements with INX's two most senior executives, Mark Hilz and Paul Klotz, to change the vesting under their INX options to a fixed five-year vesting schedule from one that was determined based on the percentage of attainment of predefined financial goals by INX. Any unvested INX stock options may vest immediately upon the occurrence of a liquidity event. Liquidity events include: (a) a sale of substantially all of INX's common stock to a non-related party; (b) a sale of substantially all of INX's assets; or (c) a sale of all of INX's stock to the general public in which the general public owns at least 20% of the total outstanding INX common stock. The INX options expire ten years after the grant date if they are not exercised. The INX stock option grants are subject to dilution if and when the Company purchases additional shares of INX stock.

      As of December 31, 2001, 2002 and 2003, options for 1,388,500, 5,444,499 and 9,490,692 shares, respectively, of INX stock were granted and outstanding under the INX Plan. The number of shares of INX stock underlying vested INX options was 3,777,666 shares as of December 31, 2003. On the date of grant, the INX options had an exercise price equal to or greater than the fair market value of the underlying INX stock. The exercise price of the INX options ranges from $.01 per share to $0.25 per share. For 2000, 2001, 2002 and 2003, the weighted average exercise price of the outstanding INX options was $0.07, $0.07, $0.13 and $0.17, respectively. A portion of the options granted under the INX Plan will become exercisable only upon a liquidity event involving INX, or during a thirty-day period prior to expiration of the option.

      During 2000, 2002 and 2003, options under the INX Plan were granted for 900,000, 4,100,000 and 1,675,000 shares of INX stock, respectively, to each of the Named Executive Officers. The following table sets forth for each of those years certain information with respect to the INX options issued to the Named Executive Officers. INX has not granted any restricted stock or stock appreciation rights under the INX Plan.

                                                                                                                     POTENTIAL
                                   NUMBER OF                                                                         REALIZABLE
                                   SHARES OF                                                                          VALUE AT
                                    COMMON                                                  POTENTIAL REALIZABLE      ASSUMED
                                     STOCK       PERCENT OF                                   VALUE AT ASSUMED     ANNUAL RATE OF
                                  UNDERLYING    TOTAL OPTIONS  EXERCISE                        ANNUAL RATE OF          PRICE
                                    OPTIONS      GRANTED TO     OR BASE                      PRICE APPRECIATION    APPRECIATION
       NAME AND                   GRANTED IN    EMPLOYEES IN    PRICE          EXPIRATION        FOR OPTION          FOR OPTION
  PRINCIPAL POSITION       YEAR    YEAR (1)      FISCAL YEAR   ($/SHARE)          DATE          TERM 5% (2)         TERM 10% (2)
-----------------------   -----   -----------   -------------  ---------      ------------  --------------------  ---------------
James H. Long,             2003    1,200,000         29.7%     $   0.25         09/01/2013      $ 488,688         $   778,123
Chairman,                  2002            -            -             -                  -              -                   -
Chief Executive Officer    2001            -            -             -                  -              -                   -
and                        2000            -            -             -                  -              -                   -
Chief Financial Officer

Mark T. Hilz,              2003      300,000          7.4%         0.25         09/01/2013        122,167             194,531
President and              2002    3,400,000         82.5%         0.15         03/01/2012        872,273           1,455,090
Chief Operating            2001            -            -             -                  -              -                   -
Officer                    2000      700,000         54.9%         0.01         07/01/2010         11,402              18,156

Paul Klotz,                2003      175,000          4.3%         0.25         11/10/2013         57,011              90,781
Vice President,            2002      700,000         17.0%         0.15         03/01/2012        171,034             272,343
Internetwork Exports,      2001            -            -             -                  -              -                   -
Inc.                       2000      200,000         15.7%         0.01         08/14/2010          3,592               5,992

All Other Employees        2003    2,365,192         58.6%         0.20         11/10/2013        770,530           1,226,940
                           2002       23,000          0.5%         0.20         12/09/2012          7,493              11,931
                           2001       52,500        100.0%         0.20         11/05/2011         17,103              27,234
                           2000      375,000         29.4%         0.20         10/30/2010        122,167             194,531

-----------------

(1) During the quarter ended September 30, 2003, INX granted options to purchase 1,200,000 shares to Mr. Long and 300,000 shares to Mr. Hilz for their personal limited guarantee of the Company's credit facility. In February 2004, Mr. Long voluntarily cancelled his 1,200,000 share option in exchange for the issuance by INX to I-Sector of the I-Sector warrant for the same number of shares, at the same exercise price. Mr. Hilz's option grant for 300,000 shares related to the personal limited guarantee is fully vested and may be exercised at any time until expiration.

(2) There is currently no trading market for the common stock of INX. The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates and are not intended to forecast future appreciation, if any, in the value of the INX common stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation are based on the exercise price of INX options on their respective dates of grant, over the 10-year term of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The table presented below contains certain information about the Company's equity compensation plans, as of December 31, 2003, which consists of the 1996 Incentive Plan, the Director Plan and the Plan. The Company's stockholders approved all of the equity compensation plans.

                                                                                                 NUMBER OF SECURITIES
                                            NUMBER OF                                             REMAINING AVAILABLE
                                         SECURITIES TO BE                   WEIGHTED              FOR FUTURE ISSUANCE
                                           ISSUED UPON                      AVERAGE                  UNDER EQUITY
                                           EXERCISE OF                      EXERCISE              COMPENSATION PLANS
                                           OUTSTANDING                PRICE OF OUTSTANDING       (EXCLUDING SECURITIES
                                        OPTIONS, WARRANTS              OPTIONS, WARRANTS          REFLECTED IN COLUMN
                                            AND RIGHTS                     AND RIGHTS                    (a))
          PLAN CATEGORY(1)                     (a)                            (b)                         (c)
          ----------------             --------------------          ----------------------     -----------------------
Equity compensation plans approved
  by security holders...............           501,966                         $2.85                     128, 658
Equity compensation plans not
  approved by security holders......              None                          None                         None

-----------------

(1)   Does not include the INX Plan. See "Executive Compensation."

EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with each of the Named Executive Officers. Under the terms of the respective agreements, Messrs. Long, Hennessy, Hilz and Klotz are entitled to an annual base salary of $150,000, $125,000, $200,000 and $150,000 respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. Beginning in the quarter ended June 30, 2001, Messrs. Long, Hilz and Klotz took voluntarily pay reductions as compared to the base salary set in their respective employment agreements. The voluntary pay reductions were terminated for Messrs. Hilz and Klotz after certain financial performance goals were attained. Mr. Long has extended his voluntary pay reduction through the current pay period. The agreements with Messrs. Long, Hennessy, Hilz and Klotz also include special bonus plan provisions that may be changed or eliminated at the sole discretion of the Company. These four executives each currently have an opportunity to receive two bonuses on a quarterly basis, which two bonuses are tied to each of gross profits per share compared to plan and earnings per share compared to plan for the pertinent subsidiary. The bonus amounts that may be earned range from zero to as much as 70% of their quarterly salary based upon performance attained. These bonus arrangements may be modified at any time at the sole discretion of the Compensation Committee. All of these employment agreements may be terminated by the Company or by the officer named therein at any time by giving proper notice. These employment agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such executive officer's employment, compete with the Company, disclose any of the Company's confidential information, solicit any of the Company's employees or customers or otherwise interfere with its business relations. The non-compete provision with Mr. Long does not apply if the Company elects to terminate Mr. Long's employment without cause; except that, the Company may elect to continue the non-compete restrictions in that event by paying Mr. Long a severance amount during the restricted period. The severance amount payable to Mr. Long is based upon the greater of 75% of his salary at the time of termination or 75% of his average monthly salary and bonus, calculated based on his compensation during the 12 months period prior to his termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company leases office space from Allstar Equities, Inc., a Texas corporation ("Equities"), a company wholly-owned by the Company's chief executive officer. On December 1, 1999, Equities purchased the Company's corporate office building and executed a direct lease with the Company with an expiration date of December 31, 2004. In conjunction with Equities obtaining new financing on the building, a new lease was executed with the Company on February 1, 2002, with an expiration date of January 31, 2007. The lease has rental rates of $37,192 per month.

      From time to time, I-Sector makes short-term loans and travel advances to its non-executive employees. The balance of approximately $16,000 relating to these loans and advances is included in the Company's consolidated balance sheet and reported as part of "Accounts receivable - other" at December 31, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive officers, and stockholders who own more than 10% of the Common Stock (the "Reporting Persons") are required to file reports of stock ownership and changes in ownership of common stock with the SEC and to furnish the Company with copies of all such reports they file. The Company believes that, for fiscal year 2003, all the Reporting Persons complied with all applicable filing requirements, with the exception of the following officers and directors: (i) Donald R. Chadwick - filed one late report reporting one transaction; (ii) John B. Cartwright - filed one late report reporting one transaction; (iii) William R. Hennessy - filed one late report reporting two transactions; (iv) Frank Cano - filed one late report reporting two transactions; (v) Mark T. Hilz - filed one late report reporting one transaction; (vi) Paul Klotz - filed one late report reporting one transaction; (vii) Timothy J. Grothues - filed one late report reporting two transactions; (viii) Jeffrey A. Sylvester - filed one late report reporting one transaction; (ix) Kevin Klausmeyer (former director) - filed one late report reporting one transaction; and (x) Patricia L. Winstead (former vice president)
- filed one late report reporting three transactions.

                                   PROPOSAL 2

                    AMENDMENT OF THE COMPANY'S INCENTIVE PLAN

GENERAL INFORMATION

      The Board of Directors approved an amendment of the Plan (the "Plan Amendment") on November 24, 2004, subject to approval by stockholders at this Meeting. The Plan was first approved by the Board on March 16, 2000, and stockholders approved the Plan on May 19, 2000. The Board approved an amendment and restatement of the Plan on July 28, 2003, which was approved by the stockholders on August 20, 2003 and was effective as of July 28, 2003. The Company is asking stockholders to approve the Plan Amendment, as the Company believes that its continued ability to grant incentive awards under the Plan is essential to its success, particularly with respect to its strategy of making acquisitions to increase its geographic presence.

      The purpose of the Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, outside directors, key employees, consultants and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. In the judgment of the Board of Directors, an initial or increased grant under the Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of the Plan participants with those of the stockholders. Approval of the Plan Amendment by stockholders is also necessary to ensure that the Company has the ability to grant options that qualify as performance-based under Section 162(m) of the Internal Revenue Code, as amended (the "Code") (as described in more detail below), as incentive stock options under the Code and to comply with the AMEX listing requirements.

      As of the Record Date, there was 555,500 shares of Common Stock issued or reserved for issuance under the Plan and the closing price of the Common Stock was $7.30 per share. Because participation and the types of awards under the Plan are subject to the discretion of the compensation committee, the benefits or amounts that will be received by any participant or groups of participants in the Amended and Restated Plan, including officers and directors of the Company, is not currently determinable.

DESCRIPTION OF THE PLAN AMENDMENT

      A description of the provisions of the Plan Amendment is set forth below. This summary is qualified in its entirety by the detailed provisions of the Plan Amendment, a copy of which is attached as Appendix B to this proxy statement. Capitalized terms not defined in this description shall have the meaning provided to such term in the Plan.

      The definition of "Committee" is amended to also require that during the period that the Company is a Publicly Held Corporation, that the Committee members shall also meet the "independent" requirements of any rules of any national exchange, or the NASDAQ, as the case may be, on which any of the securities of the Company are traded, listed or quoted. The definition of "Other Stock-Based Award" has been clarified to provide that such awards are payable in Common Stock or cash.

      The number of Shares of Company Common Stock available for Incentive Awards under the Plan has been increased to 900,000.

      With respect to meeting the performance-based exception for compensation in excess of $1 million under Section 162(m) of the Code (which generally provides that compensation in excess of $1 million to a Covered Employee per year that is not performance-based is not deductible by the Company), the following has been provided:

      (a) The maximum number of Shares that may be granted to or vested in any calendar year pursuant to any Incentive Award held by any individual Employee under the Plan is 900,000.

      (b) The maximum aggregate cash payout with respect to any Incentive Award granted in any calendar year which may be made to any individual Employee shall be $20,000,000.

      (c) With respect to Stock Options or Stock Appreciation Rights, if such rights are cancelled or repriced, the Shares subject to such Incentive Awards shall continue to count against the maximum number of Shares that may be the subject as Stock Options or Stock Appreciation Rights to an Employee under the Plan to the extent that it is required under Code Section 162(m).

      The Plan has been amended to provide that at the Committee's discretion outstanding grants of stock options or other stock-based incentive awards that are granted under a stock option plan (or incentive plan) that is maintained by a newly acquired or currently owned corporation or other entity that is merged into, restructured or consolidated with, or whose stock or assets are acquired by the Company or a Subsidiary of the Company as a surviving corporation, may be assumed and continued under the Plan.

      The Plan is also amended to provide that at the discretion of the Committee, Incentive Awards granted under the Plan may be granted in substitution or exchange for an award granted under another plan of the Company or a Subsidiary of the Company. If an Incentive Award is granted in substitution or exchange for another award under another plan of the Company or a Subsidiary of the Company, the Committee shall require the surrender of such other award. Any Shares issued by the Company through such substitution or exchange of outstanding grants shall reduce the Shares available for Incentive Awards under the Plan.

APPROVAL AND REQUIRED VOTE

      The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, is required to approve the Plan Amendment. Incentive awards may be granted under the Plan pursuant to the Plan Amendment prior to the receipt of such stockholder approval; provided, however, that if the requisite stockholder approval is not obtained, then any such incentive awards granted hereunder shall automatically become null and void and have no force and effect. Abstentions will have the same effect as a vote against approval of the Plan Amendment. Broker non-votes will not have any effect on the approval of the Plan Amendment. Unless otherwise indicated, properly executed proxies will be voted in favor of the proposal to approve the Plan Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PLAN AMENDMENT.

STOCK PERFORMANCE GRAPH

      The following graph compares the performance of the Common Stock with the Nasdaq Stock Market (U.S. Companies) Index and with the Russell 2000 Index. The graph assumes that $100 was invested on December 31, 1998 in the Common Stock and in each index on the last trading day for each year end thereafter, and that any cash dividends were reinvested. The Company has not declared any dividends during the period covered by this graph.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG I-SECTOR CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX


                              [PERFORMANCE GRAPH]


ASSUMED INVESTMENT WITH REINVESTMENT OF DIVIDENDS

                                     12/98         3/99         6/99         9/99        12/99        3/00         6/00
                                    -------       ------       ------       ------      ------       ------       ------
I-SECTOR CORPORATION                 100.00        66.67        90.00        66.67       70.03       160.00       123.36
NASDAQ STOCK MARKET (U.S.)           100.00       113.73       123.61       131.30      188.60       222.53       197.97
RUSSELL 2000                         100.00        94.58       109.28       102.37      121.26       129.85       124.94

                                     9/00         12/00         3/01         6/01        9/01         12/01        3/02
                                    -------       ------       ------       ------      ------       ------       ------
I-SECTOR CORPORATION                  86.67        53.33        56.69        53.87       48.00        44.80        49.33
NASDAQ STOCK MARKET (U.S.)           180.87       128.96        91.89        88.64       80.67        71.63        72.32
RUSSELL 2000                         126.32       117.59       109.94       125.76       99.53       120.52       125.32

                                     6/02          9/02         12/02        3/03        6/03         9/03         12/03
                                    -------       ------       ------       ------      ------       ------       ------
I-SECTOR CORPORATION                 114.13        72.00       106.67       108.00      127.47       234.67       836.27
NASDAQ STOCK MARKET (U.S.)            75.35        70.28        65.43        59.08       72.55        83.56        93.78
RUSSELL 2000                         114.85        90.27        95.83        91.53      112.97       123.22       141.11

      The preceding graph depicts the past performance of the Common Stock and in no way should be used to predict future performance. The Company does not make or endorse any predictions as to future share performance.

      The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

                                 CODE OF ETHICS

      The Board of Directors has adopted a Code of Ethics applicable to the Company's chief executive officer and other senior officers and has also adopted a Code of Ethics for Financial Executives (together, the "Codes"). Copies of the Codes are available on the "Investor Information" page of the Company's website at http://www.i-sector.com. The Company will provide the Codes in print, free of charge, to stockholders who request them. Any waiver of the Codes with respect to executive officers and directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to stockholders on the Company's website, as will any amendments to the Codes.

                         DISTRIBUTION OF ANNUAL REPORTS

      The annual report (Form 10-K) to stockholders covering the year ended December 31, 2003 was mailed concurrently with this proxy statement to each stockholder entitled to vote at the Meeting.

                              STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Meeting was required to submit such proposal to the Company on or before March 31, 2004. If we did not receive notice of any matter that a stockholder wishes to raise at the Meeting by June 14, 2004 and a matter is raised at that meeting, the proxy holders for the Meeting will have discretionary authority to vote on the matter. To have a proposal included in the proxy statement and form of proxy for the 2005 annual stockholders meeting, a stockholder must deliver such proposal a reasonable time before the Company begins to print and mail its proxy materials for such meeting. Stockholder proposals and notices should be sent to Secretary, I-Sector Corporation, 6401 Southwest Freeway, Houston, Texas 77074.

                           COST OF SOLICITING PROXIES

      The cost of soliciting proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, in the accompanying form, will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone, for which they will receive no additional compensation. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to beneficial owners.

      The persons designated as proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. Management does not know of any matters other than those referred to in this proxy statement that will be presented for action at the Meeting.

                                            By Order of the Board of Directors,

                                            /s/ Jeffrey A. Sylvester
                                            ------------------------------------
                                            Jeffrey A. Sylvester, Secretary
                                            December 1, 2004

                                   APPENDIX A

                              I-SECTOR CORPORATION

                                 CHARTER OF THE
                                 AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                   (AS ADOPTED ON AUGUST 15, 2000 AND AMENDED
                       NOVEMBER 5, 2002 AND JULY 28, 2003)

I.         PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

1. the financial reports and other financial and related information provided by the Corporation to any governmental body or the public;

2. the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

3. the Corporation's auditing, accounting and financial reporting processes generally.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Board, the independent accountants and the financial management of the Corporation. The Audit Committee will encourage continuous improvement of, and foster adherence to, the Corporation's policies, procedures and practices at all levels.

II.        COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that would interfere with the exercise of his or her independent judgment. A director with any of the following relationships will not be considered independent:

1. Employees: a director who has been employed by the Corporation or any of its affiliates for the current year or any of the past three years. (An affiliate includes a subsidiary, sibling company, predecessor, parent company or former parent company of the Corporation);

2. Business Relationship: (a) a director accepting any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan or non-discretionary compensation or
      (b) a director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

3. Cross Compensation Committee Link; a director who is employed as an executive of another company where any of the Corporation's executives serve on that entity's compensation committee; or

4. Immediate Family; a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home.

The Board may appoint one director to the Audit Committee who is not considered independent and who is not a current employee of the Corporation or an immediate family member of a current employee of the Corporation, if:

1. the Board determines that is in the best interests of the Corporation and the Stockholders to appoint the `non-independent' director to the Audit Committee; and

2. the Board discloses the following information in the Corporation's first proxy statement filed with the Securities & Exchange Commission after the appointment of the `non-independent' director:

      a)    the nature of the director's relationship with the Corporation; and

      b) the reasons for determining that the appointment of the director was in the best interests of the Corporation and stockholders.

Each member of the Audit Committee shall be able to read and understand fundamental financial statements or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. At least one member of the Audit Committee shall have either:

1.    Past employment experience in finance or accounting;

2.    Professional certification in accounting; or

3. Other comparable experience or background which results in the individual's financial sophistication.

The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Audit Committee may designate a Chair by majority vote.

III.       MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV. 3 below.

IV.        RESPONSIBILITIES AND DUTIES

DOCUMENTS/REPORTS REVIEW

   1. Review and assess the adequacy of this Charter annually, and update as conditions dictate.

   2. Review the Corporation's annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, estimates and judgments.

   3. Review with financial management and the independent accountants each Form 10-Q prior to its filing and/or release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

   4. Because the independent accountants for the Corporation are ultimately accountable to the Audit Committee, the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

   5. All engagements for auditing services and non-audit services by the independent auditors must be approved by the Audit Committee prior to the commencement of services, except as otherwise may be provided under the Securities Exchange Act. The Audit Committee may designate a member of the Audit Committee to represent the entire Audit Committee for purposes of approval of audit or non-audit services, subject to approval by the Audit Committee at the next regularly scheduled meeting. The Corporation's independent auditors may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the Securities and Exchange Commission.

   6. On an annual basis, the Audit Committee shall ensure its receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standards Board Standard 1 and review and discuss with the independent accountants all significant relationships they have with the Corporation or services they provide that could impair the accountants objectivity and independence.

   7. Periodically consult with the independent accountants out of the presence of management about the adequacy and effectiveness of the Corporation's internal controls and the fullness and accuracy of the Corporation's financial statements.

FINANCIAL REPORTING PROCESSES

   8. In consultation with management and the independent accountants, consider the integrity of the Corporation's financial reporting processes. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee should also review significant findings prepared by the independent accountants with management's responses, the status of management's responses to previous recommendations from the independent accountants and the status of any previous instructions to management from the Audit Committee.

   9. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

   10. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, and other matters related to the conduct of the audit which should be communicated to the Audit Committee under generally accepted auditing standards.

   11. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

ETHICAL AND LEGAL COMPLIANCE

   12. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

   13. Establish procedures to allow any employee or investor to report a suspected violation of SEC accounting or reporting rules and regulations, any suspected violations of generally accepted accounting principles and any suspected acts of fraud by employees or management of the company. Such procedures should include documenting the report, the investigation of the report, and any follow-up response to the report.

   14. Establish procedures for resolution of any reported conflicts of interest or irregularities or other violations of the code of ethical conduct or significant, or potentially significant, regulatory non-compliance issues that are identified.

   15. Review, with the Corporation's counsel, legal matters that may have a material impact on the financial statements, the Corporation's compliance policies, including the Code of Ethical Conduct, and any material reports or inquiries received from regulators or governmental agencies.

                                   APPENDIX B

                             FIRST AMENDMENT TO THE
                          I-SECTOR CORP. INCENTIVE PLAN
                (AS AMENDED AND RESTATED EFFECTIVE JULY 28, 2003)

WHEREAS, the I-Sector Corp. Incentive Plan as amended and restated effective July 28, 2003, (the "Plan") was adopted by the Board of Directors of I-Sector Corp. and approved by shareholders on August 20, 2003; and

WHEREAS, under Section 7.7 of the Plan the Board has the authority to amend the Plan subject to certain shareholder approval requirements; and

WHEREAS, the Board has authorized this first amendment of the Plan subject to stockholder approval as provided herein.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    The first paragraph of Section 1.2(f) shall be amended as follows

      (f) COMMITTEE. A committee appointed by the Board consisting of not less than two directors as appointed by the Board to administer the Plan. During such period that the Company is a Publicly Held Corporation, the Plan shall be administered by a committee appointed by the Board consisting of not less than two directors who fulfill the "non-employee director" requirements of Rule 16b-3 under the Exchange Act, the "outside director" requirements of Section 162(m) of the Code and the "independent" requirements of the rules of any national securities exchange or the NASDAQ, as the case may be, on which any of the securities of the Company are traded, listed or quoted. The Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous provisions of this paragraph.

2. Section 1.2(bb), OTHER STOCK-BASED AWARD. An award granted by the Committee to a Grantee under Section 5.1 that is valued in whole or in part by reference to, or is otherwise based upon Common Stock, and is payable in Common Stock or cash.

3.    Section 1.4 shall be amended in its entirety to read as follows:

1.4   SHARES OF COMMON STOCK AVAILABLE FOR INCENTIVE AWARDS

      Subject to adjustment under Section 6.5, there shall be available for Incentive Awards that are granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) 900,000 Shares of Common Stock. The total number of Shares reserved for issuance under the Plan (pursuant to the previous sentence) shall be available for any one of the following types of grants: Incentive Stock Options, Nonstatutory Stock Options, SAR, Restricted Stock, a payment of a Performance Share in Shares, a payout of a Performance Unit in Shares, a payout of an Other Stock-Based Award in Shares described in Section 5 (which includes, without limitation, Deferred Stock, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, other rights convertible into Shares, Incentive Awards valued by reference to the value of securities of or the performance of a specified Subsidiary, division or department, and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Company or any Parent or Subsidiary. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

      During any period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

            (a) Subject to adjustment as provided in Section 6.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares paid out in Shares, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Employee shall be 900,000 Shares.

            (b) The maximum aggregate cash payout (including SARs, Performance Units and Performance Shares paid out in cash, or Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any individual Employee shall be Twenty Million dollars ($20,000,000).

            (c) With respect to any Stock Option or Stock Appreciation Right granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option or Stock Appreciation Right shall continue to count against the maximum number of Shares that may be the subject of Stock Options or Stock Appreciation Rights granted to such Employee hereunder to the extent such is required in accordance with Section 162(m) of the Code.

            (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

4.    Section 6.5(e) shall be amended in its entirety as follows:

            (e) ASSUMPTION UNDER THE PLAN OF OUTSTANDING STOCK OPTIONS. Notwithstanding any other provision of the Plan, the Committee, in its absolute discretion, may authorize the assumption and continuation under the Plan of outstanding and unexercised stock options or other types of stock-based incentive awards that were granted under a stock option plan (or other type of stock incentive plan or agreement) that is or was maintained by a newly acquired or currently owned corporation or other entity that was merged into, restructured, or consolidated with, or whose stock or assets were acquired by, the Company or a Subsidiary of the Company as the surviving corporation. Any such action shall be upon such terms and conditions as the Committee, in its discretion, may deem appropriate, including provisions to preserve the holder's rights under the previously granted and unexercised stock option or other stock-based incentive award, such as, for example, retaining an existing exercise price under an outstanding stock option. Any such assumption and continuation of any such previously granted and unexercised incentive award shall be treated as an outstanding Incentive Award under the Plan and shall thus count against the number of Shares reserved for issuance pursuant to Section
1.4. In addition, any Shares issued by the Company through assumption or substitution or exchange of outstanding grants from an acquired company shall reduce the Shares available for grants under Section 1.4.

5. Section 6.5 of the Plan shall be amended by inserting the following new paragraph:

            (g) SUBSTITUTE AWARDS. Incentive Awards granted under the Plan may, at the discretion of the Committee, be granted in substitution or exchange for, any other award granted under another plan of the Company or any Subsidiary of the Company. Such substitution and exchange may be granted at any time. If an Incentive Award is granted in substitution or exchange for another award under another plan of the Company or a plan of a Subsidiary, the Committee shall require the surrender of such other award. Any Shares issued by the Company through substitution or exchange of outstanding grants under this Section 6.5(g) shall reduce the Shares available for grants under Section 1.4.

The Plan as amended hereby is effective on December 16, 2004, subject to approval of the stockholders of the Company within one year from December 16, 2004. Incentive Awards may be granted under the Plan pursuant to this amendment prior to the receipt of such stockholder approval; provided however, that if the requisite stockholder approval is not obtained then any such Incentive Awards granted hereunder shall automatically become null and void and have no force and effect.

                                 I-SECTOR CORP.

                                    By:      /s/ JAMES H. LONG
                                        --------------------------
                                        James H. Long, Chairman of the Board and
                                        Chief Executive Officer

                              I-SECTOR CORPORATION

                  6401 SOUTHWEST FREEWAY, HOUSTON, TEXAS 77074

                                      PROXY
       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 16, 2004

      The undersigned hereby appoints Timothy J. Grothues and Helena Y. Shiu, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of I-Sector Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of I-Sector Corporation to be held in Houston, Texas on Thursday, December 16, 2004 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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                        ANNUAL MEETING OF STOCKHOLDERS OF
                              I-SECTOR CORPORATION
                                DECEMBER 16, 2004

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
           EACH OF THE DIRECTORS AND A VOTE "FOR" THE APPROVAL OF THE
              AMENDMENT OF THE I-SECTOR CORPORATION INCENTIVE PLAN.

1.    ELECTION OF DIRECTORS:

                                       FOR          WITHHOLD
James H. Long                       _________     _____________
Donald R. Chadwick                  _________     _____________
John B. Cartwright                  _________     _____________
Cary M. Grossman                    _________     _____________

2. APPROVAL OF THE AMENDMENT OF THE I-SECTOR CORPORATION INCENTIVE PLAN:
________FOR ________  AGAINST ___________  ABSTAIN

THIS PROXY WILL BE VOTED AS INDICATED BY THE STOCKHOLDER(s). IF NO CHOICE IS INDICATED ABOVE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTORS AND "FOR" THE APPROVAL OF THE I-SECTOR CORPORATION INCENTIVE PLAN.

Signature of Stockholder:____________________________________________

Signature of Stockholder: ___________________________________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

      PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE
                              AS SOON AS POSSIBLE.